Exhibit (e)(9)

Execution Version

AMENDMENT NO. 2
TO
PURCHASE AGREEMENT

This Amendment No. 2 to Purchase Agreement, dated as of January 15, 2015 (this “Amendment”), is made and entered into among Commodore Acquisition LLC, a Delaware limited liability company (“Seller”), GFI Brokers Holdco Ltd., a Bermuda limited company (“IDB Buyer”), CME Group Inc., a Delaware corporation (“CME”) (solely for purposes of Article IX of the Purchase Agreement (as defined below)), Jersey Partners Inc., a New York corporation (“JPI”) (solely for purposes of Article IX of the Purchase Agreement), and New JPI Inc., a Delaware corporation (“New JPI”) (solely for purposes of Article IX of the Purchase Agreement).  Seller, IDB Buyer, CME, JPI and New JPI are referred to individually as a “Party” and collectively as the “Parties.”  Capitalized terms have the meanings given to them in Section 1.

RECITALS

WHEREAS, the Parties entered into a Purchase Agreement (the “Purchase Agreement”), dated as of July 30, 2014 and amended as of December 2, 2014 (“Amendment No. 1”);

WHEREAS, pursuant to Section 9.7 of the Purchase Agreement, the Purchase Agreement may be amended by an instrument in writing signed on behalf of each of the Parties; and

WHEREAS, the Parties desire to amend the Purchase Agreement and address certain matters as provided herein.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, the Parties agree as follows:

1.                                      Definitions. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the Purchase Agreement.

2.                                      Amendments to Purchase Agreement. The Purchase Agreement is hereby amended as follows:

2.1.                            Section 2.3.  Section 2.3 of the Purchase Agreement is hereby amended by replacing “$254,000,000” with “$281,833,200”.

2.2.                            Section 3.11(a). Section 3.11(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(a)                                 IDB Buyer has delivered to Seller true, correct and complete copies of the fully executed (i) amended and restated debt commitment letter between Jefferies Finance LLC (collectively with the other lenders party thereto on January 15, 2015, the “Lenders”), and GFI Holdco Inc., a Delaware corporation and indirect parent of IDB Buyer, dated as of January 15,

2015, including all exhibits, schedules, term sheets, annexes and amendments thereto, all in effect as of January 15, 2015 (the “Commitment Letter”) and (ii) amended and restated fee letter referenced in the Commitment Letter (the “Fee Letter”) in effect as of January 15, 2015 (the Commitment Letter and such Fee Letter, collectively, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein to IDB Buyer for the purpose of funding the transactions contemplated by this Agreement, to pay expenses to be paid by IDB Buyer relating to the Transactions and for the other purposes set forth therein (the “Debt Financing”); provided, however, that solely in the case of the Fee Letter, true, correct and complete copies have been delivered to Seller redacted in a manner that is usual and customary for transactions of this type.

2.3.                            Section 8.3(a).  Section 8.3(a) of the Purchase Agreement is hereby amended by replacing “$2,095,000” with “$2,234,166”.

2.4.                            Section 8.3(b).  Section 8.3(b) of the Purchase Agreement is hereby amended by replacing “$41,900,000” with “$44,683,324”.

2.5.                            Form of Pledge Agreements.  The form Pledge Agreement attached to Amendment No. 1 as Exhibit A-2 is hereby replaced in its entirety with the form Pledge Agreement set forth as Exhibit A-2 hereto.

3.                                      Full Force and Effect.  Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Purchase Agreement shall remain in full force and effect in accordance with their respective terms. As used in the Purchase Agreement, the terms “this Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the Purchase Agreement as amended by this Amendment.

4.                                      Counterparts; Effectiveness.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.  This Amendment shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Amendment.

5.                                      Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE.

* * * * *

IN WITNESS WHEREOF, Seller, IDB Buyer, CME, JPI and New JPI have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMMODORE ACQUISITION LLC

By:	/s/ John Pietrowicz
Name: John Pietrowicz
Title: Treasurer

GFI BROKERS HOLDCO LTD.

By:	/s/ Michael Gooch
Name: Michael Gooch
Title: President

CME GROUP INC.

By:	/s/ John Pietrowicz
Name: John Pietrowicz
Title: Chief Financial Officer

JERSEY PARTNERS INC.

By:	/s/ Michael Gooch
Name: Michael Gooch
Title: President

NEW JPI INC.

By:	/s/ Michael Gooch
Name: Michael Gooch
Title: President

[Amendment No. 1 to Purchase Agreement]